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                                                                     Exhibit 4.1


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 EARTHLINK, INC.

         EarthLink, Inc. (the "Corporation"), a corporation duly organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. Its original Certificate of Incorporation was filed with the Secretary of State of Delaware on September 21, 1999.

         2. The Corporation hereby certifies that this Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 141 of the General Corporation Law of the State of Delaware (the "DGCL").

         3. Holders of at least a majority of the outstanding shares of capital stock of the Corporation, in accordance with the Bylaws of the Corporation and
Section 228 of the DGCL, duly approved the Amended and Restated Certificate of Incorporation in the form hereof.

         4. Having been duly adopted pursuant to Sections 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions previously filed with the Secretary of State of the State of Delaware on September 21, 1999.

         5. The text of the Certificate of Incorporation of the Corporation hereby is amended and restated to read in its entirety as follows:

ARTICLE 1.        NAME

         The name of the Corporation is EARTHLINK, INC. (the "Corporation").

ARTICLE 2.        REGISTERED OFFICE AND AGENT

         The address of the Corporation's registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

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ARTICLE 3.        PURPOSES AND POWERS

         The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("DGCL") and to possess and exercise all of the powers and privileges granted by such law.

ARTICLE 4.        CAPITAL STOCK

         The total number of shares of capital stock that the Corporation is authorized to issue is four hundred million (400,000,000), divided into two classes as follows:

         (a) three hundred million (300,000,000) shares of common stock, $.01 par value per share ("Common Stock"); and

         (b) one hundred million (100,000,000) shares of preferred stock, $.01 par value per share ("Preferred Stock").

         COMMON STOCK. The holders of Common Stock shall be entitled to one vote for each share on all matters required or permitted to be voted on by stockholders of the Corporation under the DGCL. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth herein.

         PREFERRED STOCK. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Amended and Restated Certificate of Incorporation, to provide for the issuance, without stockholder approval, of shares of Preferred Stock in series, and by filing a certificate pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

         (1) The number of shares constituting that series and the distinctive designation of that series; and

         (2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; and

         (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and


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         (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; and

         (5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and

         (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and

         (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         (8) Any other relative rights, preferences and limitations of that series.

ARTICLE 5.        BOARD OF DIRECTORS

         The following persons, having the following mailing address and class designations, shall serve as the initial Board of Directors of the Corporation until the first Annual Meeting of Stockholders or until his successor is elected and qualified is:

NAME                                MAILING ADDRESS                             CLASS
----                                ---------------                             -----
Charles M. Brewer                   EarthLink, Inc.                               3
                                    1430 West Peachtree Street, NW
                                    Suite 400
                                    Atlanta, Georgia  30309

Sky D. Dayton                       EarthLink, Inc.                                3
                                    3100 New York Drive
                                    Pasadena, California  31107

Charles G. Betty                    EarthLink, Inc.                                3
                                    3100 New York Drive, Suite 201
                                    Pasadena, California  91107

Campbell B. Lanier, III             EarthLink, Inc.                                3
                                    1430 West Peachtree Street, NW
                                    Suite 400
                                    Atlanta, Georgia  30309

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
William T. Esrey                    Sprint Corporation                             3
                                    2330 Shawnee Mission Parkway
                                    Westwood, Kansas  66205

William H. Scott, III               EarthLink, Inc.                                2
                                    1430 West Peachtree Street, NW
                                    Suite 1430
                                    Atlanta, Georgia  30309

Michael S. McQuary                  EarthLink, Inc.                                2
                                    1430 West Peachtree Street, NW
                                    Suite 1430
                                    Atlanta, Georgia  30309

Linwood A. Lacy, Jr.                EarthLink, Inc.                                2
                                    3100 New York Drive, Suite 201
                                    Pasadena, California  91107

Reed E. Slatkin                     EarthLink, Inc.                                2
                                    3100 New York Drive, Suite 201
                                    Pasadena, California  91107

Len J. Lauer                        Sprint Corporation                             1
                                    8140 Ward Parkway
                                    Mail Stop MOKCMP0505
                                    Kansas City, Missouri

         The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:

(1) The initial number of directors shall be thirteen (13) and thereafter the number of directors of the Corporation shall be not less than two
         (2) and not more than seventeen (17), the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least a majority of all outstanding shares entitled to be voted in the election of directors, voting together as a single class.

(2) The Board of Directors shall be divided into three classes (designated as Class I, Class II, and Class III), as nearly equal in number as possible. The initial term of Class I directors shall expire

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         at the annual meeting of stockholders in 2000, that of Class II shall expire at the annual meeting in 2001, and that of Class III directors shall expire at the annual meeting in 2002, and in all cases as to each director until his or her successor shall be elected and shall qualify, or until his or her earlier resignation, removal from office, death or incapacity.

(3) Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified. Except as set forth below with respect to vacancies and newly created directorships, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The directors of the Corporation shall not be required to be elected by written ballots.

(4) If the number of directors is changed by resolution of the Board of Directors pursuant to this Article VIII, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of an incumbent director.

(5) Nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors, or by any stockholder of record entitled to vote generally in the election of directors; provided, however, that any stockholder of record entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by the United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to any election to be held at the Annual Meeting of Stockholders, 90 days in advance of such meeting, and (ii) with respect to any election for directors to be held at a Special Meeting of Stockholders, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth:

         (a) the name and address of the stockholder of record who intends to make the nomination and of the person or persons to be nominated;

         (b) a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

         (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

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         (d)      such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then-current proxy rules of the Securities and Exchange Commission if the nominees were to be nominated by the Board of Directors; and

         (e) the consent of each nominee to serve as a director of the Corporation if so elected.

                  The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

(6) Any vacancy on the Board of Directors that results from an increase in the number of directors or from the prior death, resignation, retirement, disqualification or removal from office of a director shall be filled by a majority of the Board of Directors then in office, though less than a quorum, or by the sole remaining director, or by the stockholders of the Corporation if the Board of Directors has not filled the vacancy. Any director elected to fill a vacancy resulting from the prior death, resignation, retirement, disqualification or removal from office of a director shall have the same remaining term as that of his or her predecessor.

(7) At any meeting of stockholders with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed, with or without cause, by the affirmative vote of the holders of a majority of all outstanding shares entitled to be voted at an election of directors, except that if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors.

(8) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an Annual or Special Meeting of Stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolutions of the Board of Directors creating such class or series, as the case may be, applicable thereto.

                  The invalidity or unenforceability of this Article 5 or any portion hereof, or of any action taken pursuant to this Article 5, shall not affect the validity or enforceability of any other provision of this Certificate of Incorporation, any action taken pursuant to such other provision, or any action taken pursuant to this Article 5.

ARTICLE 6.        LIMITATION OF LIABILITY; INDEMNIFICATION

         The directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the DGCL as from time to time in effect and any other provisions of Delaware law.


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         A director of the Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for those specific breaches and acts or omissions with respect to which the DGCL expressly provides that this provision shall not eliminate or limit such personal liability of directors. The modification or repeal of this paragraph of Article 6 shall not adversely affect the restriction hereunder of a director's personal liability for any act or omission occurring prior to such modification or repeal.

         The Corporation shall indemnify each director and officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Corporation's Bylaws. The modification or repeal of this paragraph of Article 6 shall not adversely affect the right of indemnification of any director or officer hereunder with respect to any act or omission occurring prior to such modification or repeal.

ARTICLE 7.        AMENDMENT OF CERTIFICATE OF INCORPORATION AND
                  BYLAWS

         The Corporation reserves the right, at any time and from time to time, to alter, amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and to add or insert other provisions authorized by the DGCL, in the manner now or hereafter prescribed by the laws of the State of Delaware, except that Article 5, Article 6 and this Article 7 may not be altered, amended or repealed except by the affirmative vote of at least two-thirds (2/3) of the shares entitled to vote thereon and the affirmative vote of a majority of the members of the entire Board of Directors. The Board of Directors of the Corporation is hereby expressly authorized to make, amend, repeal or otherwise alter the Bylaws of the Corporation. All rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 7.

                         [SIGNATURES ON FOLLOWING PAGE]


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         IN WITNESS WHEREOF, the Corporation has caused this Amended and
Restated Certificate of Incorporation to be executed by Charles G. Betty, its Chief Executive Officer, and by W. Tinley Anderson, III, its Assistant Secretary, this the 1st day of February, 2000.

                                           WWW HOLDINGS, INC.

                                           By: CHARLES G. BETTY
                                               ----------------------------
                                               Charles G. Betty,
                                               Chief Executive Officer

ATTEST:

/S/ W. TINLEY ANDERSON, III
-----------------------------
W. Tinley Anderson, III
Assistant Secretary